PROSPECTUS                            Pricing Supplement No. 2916
Dated January 10, 1995                Dated October 31, 1996
PROSPECTUS SUPPLEMENT                 Rule 424(b)(3)-Registration Statement
                                              No. 33-60723
Dated January 25, 1995

                                   GENERAL ELECTRIC CAPITAL CORPORATION
                                    GLOBAL MEDIUM-TERM NOTES, SERIES A
                                    (Redeemable Step Down Coupon Notes)

Trade Date:  October 31, 1996

Settlement Date (Original Issue Date):   November 5, 1996

Maturity Date: November 7, 2011 (subject to earlier redemption, as set forth below under "Additional Terms-Redemption")

Principal Amount (in Specified Currency):  US$25,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.125%

Net Proceeds to Issuer:  US$24,968,750

Interest Rate Per Annum:  8.00% for the period from and including
November 5, 1996 to but excluding November 5, 1997; thereafter,
7.00% per annum for the period from and including November 5, 1997 up to but excluding the Maturity Date or date of earlier redemption.

Interest Payment Date(s):

    __      March 15 and September 15 of each year
    X       Other: Semi-Annually on May 5 and November 5, commencing
            May 5, 1997, and ending on the Maturity Date (with respect to the period from and including May 5, 2011 to but excluding November 7, 2011)

Repayment, Redemption and Acceleration:

Initial Redemption Date:  November 5, 1997, and thereafter on any
Interest Payment Date (See  "Additional Terms--Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:   Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                                            (Fixed Rate Notes)
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                                     Pricing Supplement No. 2916
                                     Dated October 31, 1996
                                     Rule 424(b)(3)-Registration Statement
                                             No. 33-60723

Form of Notes:

    X  DTC registered        __ non-DTC registered

Original Issue Discount:

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A
    Option Value Calculation Agent:  N/A
    Option Election Date(s):  N/A

Indexed Notes:

    Currency Base Rate:  N/A
    Determination Agent:  N/A

Additional Terms:

    Interest.

    Interest on the Notes will accrue from and including November 5, 1996 and will be payable in U.S. dollars semi-annually on May 5 and November 5 each year, commencing May 5, 1997 and on the Maturity Date (with respect to the period from and including May 5, 2011 to but excluding November 7, 2011) or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 8.00% per annum from and including the Original Issue Date up to but excluding November 5, 1997; thereafter, the interest rate will be adjusted to 7.00% per annum from and including November 5, 1997 to but excluding the Maturity Date or date of earlier redemption.

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                                            (Fixed Rate Notes)
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                                     Pricing Supplement No. 2916
                                     Dated October 31, 1996
                                     Rule 424(b)(3)-Registration Statement
                                             No. 33-60723


    Optional Redemption.

    The Company may at its option elect to redeem the Notes in whole on November 5, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

    Certain Covenants of the Company.

    As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.


Additional Information:

    General.

    At June 29, 1996, the Company had outstanding indebtedness totalling $112.517 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 1996 excluding subordinated notes payable after one year was equal to $111.820 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:


                Year Ended December 31,                  Six Months Ended
     1991     1992     1993     1994     1995              June 29, 1996

     1.34     1.44     1.62     1.63     1.51                  1.52


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                                            (Fixed Rate Notes)
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                                     Pricing Supplement No. 2916
                                     Dated October 31, 1996
                                     Rule 424(b)(3)-Registration Statement
                                             No. 33-60723


    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.


    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 29, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

    The Notes are being purchased by Goldman, Sachs & Co. (the
    "Underwriter"), as principal, at 100% of the aggregate principal amount, less an underwriting discount equal to 0.125% of the principal amount of the Notes.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.